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                                                                     Exhibit 1.5

Notification of Interests of Directors and Connected Persons

1 Name of company:

Wolseley plc

2 Name of director:

Fenton Hord

3 Please state whether notification indicates that it is in respect of holding of the director named in 2 above or holding of that person's spouse or children under the age of 18 or in respect of a non- beneficial interest:

The director named above

4 Name of registered holder(s) and, if more than one holder, the number of shares held by each of them (if notified):

Fenton Hord

5 Please state whether notification relates to a person(s) connected with the director named in 2 above and identify the connected person(s):

Relates to the director named above

6 Please state the nature of the transaction. For PEP transactions please indicate whether general/single co PEP and if discretionary/non discretionary:

Purchase of ADRs

7 Number of shares/amount of stock acquired:

10,000

8 Percentage of issued class:

0.009%

9 Number of shares/amount of stock disposed:

n/a

10 Percentage of issued class:

n/a

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11 Class of security:

American Depositary Receipts (1 ADR = 5 ordinary shares)

12 Price per share:

200 ADRs purchased at US$44.97

9,800 ADRs purchased at US$46.25

13 Date of transaction:

11 July 2002

14 Date Company informed:

11 July 2002

15 Total holding following this notification:

32,200 ordinary shares of 25p each

10,000 ADRs

16 Total percentage holding of issued class following this notification:

0.014%

If a director has been granted options by the company, please complete the following fields:

17 Date of grant:

18 Period during which or date on which exercisable:

19 Total amount paid (if any) for grant of the option:

20 Description of shares or debentures involved: class, number:

21 Exercise price (if fixed at time of grant) or indication that price is to be fixed at time of exercise:

22 Total number of shares or debentures over which options held following this notification:

23 Contact name for queries:

M J White, Company Secretary

24 Contact telephone number:

0118 929 8700

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25 Name of company official responsible for making notification:

M J White

Additional Information: